UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 20, 2008

DOCUMENT SECURITY SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

New York	1-32146	16-1229730
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

First Federal Plaza, Suite 1525 28 East Main Street Rochester, NY	14614
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (585) 325-3610

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On August 20, 2008, Document Security Systems, Inc. (the “Registrant” or “DMC”) entered into an agreement (the “Agreement”) with Trebuchet Capital Partners, LLC (“Trebuchet”). Pursuant to the Agreement, Trebuchet has agreed to pay substantially all of the litigation costs associated with pending validity proceedings initiated by the European Central Bank (“ECB”) in eight European countries relating to a European patent that DMC has claimed the ECB infringed in printing of the Euros currency (the “Patent”). Trebuchet has also agreed to pay substantially all of the litigation costs associated with future validity challenges filed by the ECB or other parties, provided that Trebuchet elects to assume the defense of any such challenges, in its sole discretion, and patent infringement suits filed against the ECB and certain other alleged infringers of the Patent, all of which suits may be brought at the sole discretion of Trebuchet and may be in the name of DMC, Trebuchet or both of them. DMC has provided Trebuchet with the sole and exclusive right to manage infringement litigation relating to the Patent in Europe, including the right to initiate litigation in the name of DMC, Trebuchet or both of them and to choose whom and where to sue, subject to certain limitations set forth in the Agreement.

Trebuchet has further paid in full DMC’s existing obligation, in the amount of $500,000 plus accrued interest, owed to Taiko III Corp. (“Taiko”), under a credit facility note that DMC and Taiko entered into in May 2008. Trebuchet has also purchased 100,000 shares of DMC’s common stock, subject to the American Stock Exchange approving the listing of such shares, for an aggregate purchase price of $400,000, the proceeds of which will be used by DMC to pay existing, accrued costs related to the Litigation.

Under the terms of the Agreement, and in consideration for Trebuchet’s funding obligations, DMC assigned a 49% interest in the Patent to Trebuchet which Trebuchet holds as a separate and exclusive interest including a separate and distinct right to exploit the Patent. DMC has agreed to promptly file all documents necessary to complete the assignment of this interest in the Patent to Trebuchet. DMC also has agreed not to transfer any of its rights in the remaining 51% interest in the Patent nor enter into licenses with third parties with respect to the Patent, without the prior written consent of Trebuchet.

Under the terms of the Agreement, DMC and Trebuchet have agreed to equally share all proceeds generated from litigation relating to the Patent, including judgments and licenses or other arrangements entered into in settlement of any such litigation. Trebuchet is also entitled to recoup any litigation expenses specifically awarded by the courts in such actions.

DMC has also granted to Trebuchet a first priority right and security interest in its 51% interest in the Patent and in its portion of the revenues payable to it under the terms of the Agreement in order to secure Trebuchet’s interest in all amounts payable to Trebuchet under the Terms of the Agreement.

The Agreement may be terminated at any time by the mutual agreement of Trebuchet and DMC. Trebuchet also may terminate the Agreement as a result of (1) a bankruptcy event with respect to DMC, (2) any material misrepresentation of the representations and warranties of DMC in the Agreement to the extent that such misrepresentation adversely affects the rights of Trebuchet, (3) in the event that the appeal in each of the patent validity proceedings in Germany and the Netherlands favors the ECB and the Patent is held invalid in both countries or (4) the Patent is not held valid after exhausting appeals in at least one country in the European Union in which proceedings can be brought against any potential defendant identified in Agreement.

The Agreement also contains customary representations and warranties by each of DMC and Trebuchet and DSS has agreed to indemnify Trebuchet for any material misrepresentation of its representations and warranties in the Agreement.

Trebuchet is owned by the Ergonomic Group, Inc., a private company that has a long-standing strategic relationship with, and substantial interest in, DMC. Robert Girards, a senior executive and director of the Ergonomic Group, is the Managing Partner of Trebuchet and owner of Taiko.

On August 21, 2008, the Registrant issued a press release regarding the Agreement, a copy of which is furnished herewith as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01  Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Document
99.1	Press Release of the Registrant dated August 21, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DOCUMENT SECURITY SYSTEMS, INC.

Dated: August 26, 2008	By:	/s/ Patrick A. White
Patrick A. White
Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release of the Registrant dated August 21, 2008.